Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Third Quarter 2010 Results
Company posts record revenues and billings, achieves GAAP profit

MADISON, Wis. – August 3, 2010 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2010 third quarter. Results include:

•	Revenues of $5.6 million, a 12 percent increase from fiscal Q3 2009 revenues of $5.0 million, driven by growing demand for Mediasite Recorders
•	GAAP net income of $203 thousand or $0.06 per share compared to a net loss of $197 thousand or ($0.05) per share in the fiscal third quarter of 2009
•	Billings total $6.0 million up 19 percent compared to $5.0 million in the third quarter of 2009
•	Non-GAAP net income of $853 thousand or $0.24 per diluted share compared to $91 thousand or $0.03 per share in the third quarter of 2009
•
Unearned revenue balance of $5.2 million at June 30, 2010 compared to $4.7 million at June 30, 2009, up $330 thousand since March 31, 2010 due in part to increases in the renewal rate of customer support contracts and event billings

•	Operating expenses total $3.9 million, down 6 percent from $4.1 million during the third quarter of fiscal 2009
•	Inventory balance of $15 thousand as compared to $335 thousand in the third quarter of 2009 indicating almost complete sell through of inventory on hand

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Per share numbers have been adjusted for the 1 for 10 reverse stock split which occurred in November 2009.

Revenues and billings for the third quarter of fiscal 2010 are at their highest level since the divestiture of two business units in 2003. The company reported net income of $203 thousand or $0.06 per share in Q3 2010, compared to a net loss of $197 thousand or ($0.05) in the same quarter last year. The year over year quarterly increase in revenues and billings is primarily attributed to an increase in domestic higher education demand for Mediasite Recorders. Year to date revenues are up, from $14.4 million in fiscal 2009 to $15.0 million in fiscal 2010. Year to date net loss improved from $1.7 million for the nine months ended June 30, 2009 to a net loss of $248 thousand in 2010, and year to date pro forma results improved from a loss of $540 thousand to income of $474 thousand for the same period.

The company increased the balance of unearned revenue by $522 thousand or 11 percent year over year to its current level of $5.2 million at June 30, 2010. Of the unearned revenue balance, the company expects to realize $2.0 million in the upcoming quarter. Total gross margin fell slightly from 78 percent in Q3 2009 to 74 percent in Q3 2010 due primarily to a higher percentage of revenues coming from the sale of recorders, whereas the increase in services billings during the quarter will result in revenues in future periods.

Total services revenue was $2.5 million, an increase of 7 percent from Q3 2009. Revenue from service contracts is recognized over the life of the contract. Services billings increased 20 percent from Q3 2009 due to improved renewal rates of customer support contracts and increased event services billings which in turn drove the quarterly increase in unearned revenue. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services. Sonic Foundry Event Services customers continue to be corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

Billings to education customers totaled 67 percent of total billings for the third quarter, an increase from 64 percent in the third quarter of 2009. Billings from community colleges continue to increase, with year to date billings at $1.2 million, already more than two times higher than the entire FY2009 result.

Corporate billings for the third quarter total 21 percent and government 8 percent of total billings. International billings accounted for approximately 20 percent of the quarter’s billings.

As previously reported, the company currently expects to see future organic growth in billings and revenues with increasing market demand building in all territories. Throughout the fiscal year the company has continued to close larger opportunities with existing customers well into the six figure range.  The outlook remains strong with larger scale opportunities continuing to fill its sales pipeline, now in the strongest position in corporate history.

The call for more online education and training continues to expand amidst slower economic conditions and higher unemployment rates both in the U.S. as well as other parts of the world. The company is now servicing traditional colleges and universities as well as for-profit institutions, likewise meeting the demand of both new and returning students who are seeking more efficient training and education. Correspondingly, existing education customers have expanded their Mediasite footprint as they extend their online learning initiatives.

“We believe we have entered a positive inflection point for our business. The business model is taking hold nicely as expansion in online learning and specifically lecture capture grows. The market continues to accept Mediasite as a powerful and highly scalable method of bringing education and training to a growing mass of users,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “The company improved its operating metrics through a tough economic period. GAAP and pro forma results have steadily improved and are expected to continue on that track. Our outlook over the next 12 months remains optimistic with expectations of further business expansion and continued improvements in operating leverage.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2010 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q3. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

•
Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

•
Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.

•
Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com
For media relations: tammyk@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)

	(Unaudited) June 30, 2010	September 30, 2009
Assets
Current assets:
Cash and cash equivalents	$2,496	$2,598
Accounts receivable, net of allowance of $105 and $105	5,019	3,741
Inventories	15	440
Prepaid expenses and other current assets	371	472
Total current assets	7,901	7,251
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,838	2,545
Furniture and fixtures	461	461
Total property and equipment	4,279	3,986
Less accumulated depreciation	3,067	2,670
Net property and equipment	1,212	1,316
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $58 and $35	97	30
Total assets	$16,786	$16,173

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$300
Accounts payable	723	636
Accrued liabilities	820	1,047
Unearned revenue	5,219	5,272
Current portion of notes payable	441	316
Current portion of capital lease obligations	-	24
Total current liabilities	7,203	7,595

Long-term portion of notes payable	1,216	557
Other liabilities	106	170
Deferred tax liability	1,430	1,250
Total liabilities	9,955	9,572

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,628,047 and 3,619,638 shares issued and 3,615,331 and 3,606,922 shares outstanding	362	362
Additional paid-in capital	185,467	184,990
Accumulated deficit	(178,803)	(178,556)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	6,831	6,601
Total liabilities and stockholders' equity	$16,786	$16,173

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009 (Revised)	2010	2009 (Revised)

Revenue:
Product	$3,055	$2,637	$7,492	$7,630
Services	2,525	2,367	7,439	6,732
Other	46	23	106	87
Total revenue	5,626	5,027	15,037	14,449
Cost of revenue:
Product	1,254	956	3,198	2,917
Services	189	139	498	399
Total cost of revenue	1,443	1,095	3,696	3,316
Gross margin	4,183	3,932	11,341	11,133

Operating expenses:
Selling and marketing	2,504	2,586	7,042	7,856
General and administrative	572	652	1,969	2,168
Product development	777	845	2,293	2,635
Total operating expenses	3,853	4,083	11,304	12,659
Income (loss) from operations	330	(151)	37	(1,526)

Other expense, net	(67)	(11)	(105)	(28)
Income (loss) before income taxes	263	(162)	(68)	(1,554)
Provision for income taxes	(60)	(35)	(180)	(107)
Net income (loss)	$203	$(197)	$(248)	$(1,661)

Net income (loss) per common share:
– basic	$0.06	$(0.05)	$(0.07)	$(0.46)
– diluted	$0.06	$(0.05)	$(0.07)	$(0.46)

Weighted average common shares
–basic	3,615,219	3,591,058	3,612,277	3,582,482
– diluted	3,639,480	3,591,058	3,612,277	3,582,482

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Three Months Ended June 30, 2010			Revised Three Months Ended June 30, 2009
	GAAP	Adj (1)	Non-GAAP	GAAP	Adj (1)	Non-GAAP

Revenues	$5,626	$330	$5,956	$5,027	$(25)	$5,002

Cost of revenue	1,443	—	1,443	1,095	—	1,095

Total Operating expenses	3,853	(260)	3,593	4,083	(278)	3,805

Income (loss) from operations	330	590	920	(151)	253	102

Other expense	(67)	—	(67)	(11)	—	(11)
Provision for income taxes	(60)	60	—	(35)	35	—

Net income (loss)	$203	$650	$853	$(197)	$288	$91

Diluted net income (loss) per common share	$0.06	$0.18	$0.24	$(0.05)	$0.08	$0.03

(1)Adjustments consist of the following:

Billings		$330			$(25)
Depreciation and amortization (in G&A)		142			154
Non-cash tax provision		60			35
Stock-based compensation(2)		118			124

Total non-GAAP adjustments		$650			$288

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$78			$79
General and administrative		9			11
Product development		31			34

Total stock-based compensation		$118			$124